EXHIBIT 23.1

Consent of Independent Public Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2003 on our audit of the consolidated financial statements of Viscount Systems, Inc. and subsidiary as of and for the year ended December 31, 2002, which report contains an explanatory paragraph relating to the Company's ability to continue as a going concern and is included in the Annual Report on Form 10-KSB for the year ended December 31, 2002 previously filed by the Company with the Securities and Exchange Commission.

/s/ J.H. COHN LLP

J.H. COHN LLP

San Diego, California
December 22, 2003